Exhibit 10.1

Cascade Corporation

Executive Incentive Plan

Fiscal Year 2010

Overview

The key plan objective for fiscal 2010 is to protect shareholder value. We believe the measure with the greatest impact on protecting shareholder value is free cash flow (FCF). As a result, this plan focuses on free cash flow as the primary milestone metric. Adjusted income before taxes (AIBT) is included as a second milestone metric.

Key Plan Features

•	Initial threshold requires participants to meet “double milestones” of adjusted income before tax (AIBT) and free cash flow (FCF).
•	Incentive payments are based on actual free cash flow achieved during the year.
•	Minimum and Target FCF milestone are 15% and 25% higher, respectively, than company’s historic FCF high.
•	Board has discretion to adjust if economic/business conditions warrant.

Plan Metrics and Guidelines

FCF and AIBT or executive incentive calculations will be determined as follows:

•	Free Cash Flow (FCF)
o	Basis for calculation will be cash flow from operations (per audited financial statements) minus maintenance capital expenditures.
o	Cash expenses (tax adjusted) related to the European restructuring plan will be added back.

•	Adjusted Income Before Tax (AIBT)
o	Calculation of threshold AIBT will be based on consolidated income before taxes (per audited financial statements) (IBT).
o	Executive incentive expenses and stock-based compensation expense included in IBT will be added back.
o	Significant non-recurring income and/or expenses may be included or excluded at the Compensation Committee’s discretion.
o	AIBT will be adjusted to eliminate costs directly related to the European Restructuring Plan.

Award Opportunity

A minimum of $22.0 million AIBT and $46.0 million FCF must be achieved for executives to receive any cash incentive. From $46.0 million to $50.0 million of FCF each executive will receive a prorata percentage of their salary in incentive as set forth in the Executive Incentive Payout Schedule – Fiscal Year 2010 table below. From $50.0 million to $54.0 million of FCF each executive will receive an increased prorata percentage of their salary in incentive. Above $54.0 million FCF each executive will receive a predetermined percentage of the total FCF as set forth in the Fiscal 2010 Incentive Schedule up to established maximums.

Executive Incentive Payout Schedule - Fiscal Year 2010

Milestones	Minimum	Target	Superior
Adjusted Income Before Taxes (AIBT)	$22,000,000
Free Cash Flow (FCF)	$46,000,000	$50,000,000	$54,000,000

	Payout as % of Salary
	Minimum	Target	Superior
President and Chief Executive Officer	20%	35%	65%
Senior Vice President and Chief Operating Officer	17%	29%	55%
Chief Financial Officer	14%	23%	44%
Vice President Human Resources	14%	23%	44%
Vice President Corporate Manufacturing	14%	23%	44%
Vice President Engineering & Marketing	14%	23%	44%
Vice President North America	14%	23%	44%
Vice President Europe	14%	23%	44%
Vice President Asia Pacific	14%	23%	44%